Exhibit 10.3

Griffon Corporation
Director Compensation Program
(adopted as of January 31, 2018)

Each member of the Board of Directors (the “Board”) of Griffon Corporation (the “Company”) who is not an employee of the Company (each a “Non-employee Director”) shall receive compensation for such person’s services as a member of the Board as outlined in this Director Compensation Program.

Cash Compensation

Annual Retainer Fees

•	Annual retainer fee in the amount of $50,000

•	Additional annual retainer fee for the Chairmen of the following Committees:

◦	Audit - $20,000

◦	Compensation - $15,000

◦	Finance - $10,000

◦	Nominating and Corporate Governance - $10,000

•	Additional annual retainer fee in the amount of $20,000 for the Lead Independent Director

Meeting Fees

•	Fee in the amount of $1,500 for attending any meeting of the Board

•	Fee in the amount of $2,500 for attending any meeting of the Audit Committee

•	Fee in the amount of $1,500 for attending any meeting of any committee other than the Audit Committee

Equity Compensation

Upon (1) initial election to the Board and (2) upon re-election to the Board and effective as of the date of the Annual Meeting of Stockholders each year, each Non-employee Director shall be awarded a grant of restricted shares with a value of $90,000 (the “RS Dollar Amount”). The restricted shares shall vest ratably at the rate of 1/3 of the total shares on each of the first, second and third anniversary of the date of grant. If service as a director terminates due to death or disability, or if a change in control occurs, all shares immediately vest.

The number of shares to be granted annually shall be determined by dividing the RS Dollar Amount by the closing price of the Company’s common stock on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal exchange on which the Company’s common stock is traded) on the date of grant. The RS Dollar Amount shall be subject to the review of the Board from time to time.